Exhibit 10.13

ESSENT GROUP LTD.
ANNUAL INCENTIVE PLAN

1.                                      Purpose.

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

2.                                      Definitions.

Unless the context requires otherwise; the following words as used in the Plan shall have the meanings ascribed to each below.

(a)                                 “Board” means the Board of Directors of the Company.

(b)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(c)                                  “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as the Board or a duly authorized committee of the Board shall designate from time to time, consisting of two or more members, each of whom is an “independent” director under the listing requirements of any exchange on which the Shares are then listed, and, as to any compensation intended to qualify as “performance-based compensation” under Section 162(m), an “outside director” within the meaning of Section 162(m).

(d)                                 “Company” means Essent Group Ltd., a limited liability company organized under the laws of Bermuda, and its successors by operation of law.

(e)                                  “Covered Employee” means any “covered employee” as defined in Section 162(m)(3) of the Code.

(f)                                   “Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, including regulations thereunder and successor provisions and regulations thereto.

(g)                                  “Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Exchange Act or any Covered Employee.

(h)                                 “Long-Term Incentive Plan” means the Essent Group Ltd. 2013 Long-Term Incentive Plan or any other shareholder-approved equity-based  compensation plan maintained by the Company.

(i)                                     “Participant” means (i) each executive officer of the Company and (ii) each other employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(j)                                    “Performance Goals” means the objectives established by the Committee for a Performance Period pursuant to Section 4(a) hereof for the purpose of determining whether a bonus under the Plan has been earned.

(k)                                 “Performance Period” means each fiscal year or another period as designated by the Committee with respect to which Performance Goals are established.

(l)                                     “Plan” means this Essent Group Ltd. Annual Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(m)                             “Section 162(m)” means Section 162(m) of the Code.

(n)                                 “Section 409A” means Section 409A of the Code.

(o)                                 “Shares” means the common shares of the Company, par value $0.015 per share.

(p)                                 “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of shares entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, fifty percent (50%) or more of the total combined equity interests.

3.                                      Administration.

(a)                                 Role of the Committee.  The Committee shall administer and interpret the Plan, provided that, in no event shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance based compensation under Section 162(m) to fail to so qualify.  The Committee shall have the authority in its sole and absolute discretion to (i) construe, interpret and implement the Plan; (ii) establish the Performance Goals for any fiscal year or other Performance Period determined by the Committee in accordance with Section 4 hereof and certify whether such Performance Goals have been obtained; (iii) establish, amend, or rescind rules and regulations relating to the operation of the Plan; (iv) to select Participants; (v) to determine bonus award opportunities; (vi) correct any defect, supply any omission and reconcile any inconsistency of this Plan, and (vii) to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan.  Any determination made by the Committee under the Plan shall be final, binding and conclusive.  The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee or any of the Company’s directors, officers or employees shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(b)                                 Delegation.  The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any award payable under this Plan intended to qualify as “performance-based compensation” under Section162(m) not to be considered performance-based compensation” within the meaning of Section 162(m), and any such attempted delegation shall not be effective and shall be void ab initio.

4.                                      Bonuses.

(a)                                 Performance Criteria.  The Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for each Performance Period and the objective formula or standard for computing the amount of the bonus award payable to the Participant if the Performance Goals are attained, provided that, to the extent Section 162(m) is applicable to the Company and the Plan, and for those awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall establish the objective or objectives that must be satisfied in order for a Participant to receive an award for a Performance Period no later than 90 days after the commencement of the Performance Period (or such other date as may be required or permitted under Section 162(m)) and, in no event, later than the date on which twenty five percent (25%) of the Performance Period has elapsed.  Unless the Committee determines at the time of grant not to qualify the award as “performance-based compensation” under Section 162(m) or Section 162(m) is otherwise not applicable to an award under the Plan, any such Performance Goals for a Performance Period will be based upon specified levels of or increases in one or more of the following business criteria (alone or in combination with any other criterion, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee): (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, financial return ratios, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share  price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) balance sheet measurements; (xiv) cumulative earnings per share growth; (xv) operating margin, profit margin, or gross margin; (xvi) share price or total shareholder return; (xvii) cost or expense targets, reductions and savings, productivity and efficiencies; (xviii) sales or sales growth; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, and similar transactions, and budget comparisons; (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, the formation of joint ventures, research or development collaborations, and the completion of other corporate transactions, and (xxi) for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time in the case of (A) persons who are not Covered Employees or (B) awards (whether or not to Covered Employees) not intended to qualify as “performance-based compensation” under Section 162(m), such other criteria as may be determined by the Committee.  Performance Goals may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual Participant and may be expressed in absolute terms, or relative or comparative to (1) current internal targets or budgets, (2) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (3) the performance of one or more similarly situated companies, (4) the performance of an index covering multiple companies, or (5) other external measures of the selected performance criteria.  Performance Goals may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The business criteria mentioned above (i) may be combined with cost of capital, assets, invested capital and shareholder equity to form an appropriate measure of performance and (ii) shall have any reasonable definitions that the Committee may specify, and, to the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for shareholder approval) in the case of awards intended to qualify as “performance-based compensation” under Section 162(m), unless the Committee provides otherwise at the time of establishing the Performance Goals, the Committee may: (A) designate additional business criteria on which the Performance Goals may be based or (B) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), to any of the business criteria described above for one or more of the following items of gain, loss, profit or expense: (a) determined to be extraordinary, unusual or non-recurring in nature; (b) related to changes in accounting principles under GAAP or tax laws (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant); (c) related to currency fluctuations; (d) related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (e) related to restructuring, divestitures, productivity initiatives or new business initiatives; (f) related to discontinued operations that do not qualify as a segment of business under GAAP; (g) attributable to the business operations of any entity acquired by the Company during the fiscal year; non-operating items; and (h) acquisition expenses.

(b)                                 Maximum Amount Payable.  Subject to Section 4(c), if, pursuant to Section 4(f) hereof, the Committee certifies in writing that any of the Performance Goals established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $10,000,000.

(c)                                  Termination of Employment.  Unless otherwise determined by the Committee in its sole and absolute discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 4(a) or as otherwise provided in a Participant’s employment, severance or similar agreement, if a Participant’s employment with the Company and its Subsidiaries terminates for any reason prior to the date on which the award is paid hereunder, such Participant shall forfeit all rights to any and all awards which have not yet been paid under the Plan; provided that, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Committee, in its sole and absolute discretion, may waive any forfeiture pursuant to Section 4 in whole or in part, but, to the extent Section 162(m) is applicable to the Company and the Plan, the Committee may not waive satisfaction of Performance Goals with respect to any Covered Employee.  For any Participant who is a Covered Employee, to the extent Section 162(m) is applicable to the Company and the Plan, if such Participant’s employment terminates for any reason prior to the last day of the Performance Period for which the bonus is payable and the Committee exercises its sole and absolute discretion under this Section 4(c) to waive forfeiture of all or a portion of such award under the Plan, the maximum bonus payable to such Participant under Section 4(b) above shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(d)                                 Negative Discretion.  Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its sole and absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or conduct or any other factors that the Committee, in its sole and absolute discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

(e)                                  Affirmative Discretion.  Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 4(b)), but subject in the case of bonuses paid in equity-based awards under the Long-Term Incentive Plan to the maximum number of shares available for issuance under the Long-Term Incentive Plan, (i) the Committee shall have the right, in its sole and absolute discretion, to grant any annual bonus in cash and/or an equity-based award under the Long-Term Incentive Plan of equivalent value (provided that in determining the number of Shares (whether restricted or unrestricted) that is equivalent to a dollar amount, that dollar amount shall be divided by the weighted average closing price of a Share, as traded on a national securities exchange on the date any equity-based award in settlement of the annual bonus (or a portion thereof) for the 30 consecutive trading days immediately preceding the date such equity-based awards are granted (with fractional shares being rounded to the nearest whole share)) to any Participant and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(f)                                   Certification of Attainment of Performance Goals.  As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing whether and to what extent, if at all, the Performance Goal for the Performance Period have been satisfied.

(g)                                  Post-IPO Transition Period.  For the avoidance of doubt, to the extent that Section 162(m) does not apply to the Plan prior to the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Shares of the Company becomes publicly held pursuant to an initial public offering or such other date required by Section 162(m), the Committee shall have the sole and absolute discretion to establish performance objectives without reference to the criteria set forth in the regulations under Section 162(m), including but not limited to U.S. Treasury Regulation Section 1.162-27(e), to exercise affirmative discretion with respect to Covered Employees, to waive forfeiture of an award upon termination and to take action by a committee that is not composed of “outside directors” as defined in Section 162(m).

5.                                      Payment.

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus), but in no event later than March 15 of the year immediately following the end of the fiscal year in which the Performance Period ends.

6.                                      Form of Payment.

The Committee shall determine whether any bonus payable under the Plan is payable in cash and/or equity-based awards under the Long-Term Incentive Plan.  The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of equity-based awards, including conditioning the vesting of such shares or awards on the performance of additional service.

7.                                      General Provisions.

(a)                                 Effectiveness of the Plan.  The Plan is effective the day immediately prior to the date the Company becomes publicly held within the meaning of U.S. Treasury Regulation Section 1.162-27(f)(1).  It is intended that this Plan and the awards shall qualify for the transition rule contained in U.S. Treasury Regulation Section §1.162-27(f)(1) during the period set forth therein.  Unless otherwise determined by the Board, it is intended that the material terms of this Plan (including the aforementioned business criteria) will be disclosed to and reapproved by the Company’s shareholders on or before the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Shares are registered under the Exchange Act to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as “performance-based compensation” under Section 162(m).

(b)                                 Withholding.  Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state, local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(c)                                  Non-alienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, sell, assign, pledge, charge, hedge, hypothecate, anticipate, or otherwise encumber or dispose of the Participant’s interest under the Plan, and any attempt to do so shall be null and void.  The Company’s obligations under this Plan are not assignable or transferable except to (i) a Subsidiary or affiliate of the Company, (ii) a corporation or other entity which acquires all or substantially all of the Company’s or a Subsidiary’s assets or (iii) any corporation or company into which the Company or any Subsidiary may be merged, amalgamated or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(d)                                 No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan, including incentive arrangements and awards that do not qualify under Section 162(m).

(e)                                  No Right of Continued Employment.  No person shall have any claim or right to be granted an award, and the grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company.  The grant of an award hereunder, and any future grant of awards under the Plan is entirely voluntary, and at the complete discretion of the Company.  Neither the grant of an award nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is explicitly stated at the time of such a grant.  The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company.  The employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an award.  The Company expressly reserves the right to require, as a condition of participation in the Plan, that award recipients agree and acknowledge the above in writing.  Further, the Company expressly reserves the right to require award recipients, as a condition of participation, to consent in writing to the collection, transfer from the employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(f)                                   No Limitation on Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any action which is deemed by it to be appropriate or in its best interest (as determined in its sole and absolute discretion), whether or not such action would have an adverse effect on any awards made under the Plan.  No Participant (or anyone claiming through a Participant), employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(g)                                  Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

(h)                                 Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined solely in accordance with the laws of Bermuda (without reference to the principles of conflicts of law or choice of law that might otherwise refer the construction or interpretation of this Plan to the substantive laws of another jurisdiction).

(i)                                     Rules of Construction.  Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.  That this plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

(j)                                    Amendment and Termination.  Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan in whole or in part and from time to time; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as “performance-based compensation” under Section 162(m).  The Plan shall continue to be in effect until it is terminated by the Board or the Committee.

(k)                                 Unfunded Plan; Plan Not Subject to ERISA.  The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company.  The Plan is not intended to be subject to the U.S. Employee Retirement Income and Security Act of 1974, as amended.

(l)                                     409A Compliance.  This Plan is intended to provide for payments that are exempt from the provisions of Section 409A to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A.  Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A.  In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in  U.S. Treasury Regulation Section §1.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such regulation.  Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.  Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole and absolute discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Notwithstanding the terms of this Plan to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Section 409A, he or she is a “specified employee” within the meaning of Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to the Participant upon or as a result of the separation from service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the termination from service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A.  Any such payments to which he or she would otherwise be entitled during the first six months following his or her termination from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter.  These provisions will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties under Section 409A.

(m)                             No Attachment.  Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(n)                                 Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(o)                                 Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.